Exhibit 99.2

FORM OF LETTER

BIRKS & MAYORS INC.

Subscription Rights to Purchase Class A Voting Shares Offered

Pursuant to Subscription Rights Distributed to Shareholders of Birks & Mayors Inc.

[            ], 2012

Dear Shareholder:

This letter is being distributed by Birks & Mayors Inc. (“Birks”) to all holders of record of its Class A voting shares, without nominal or par value (the “Class A Shares”), and Class B multiple voting shares, without nominal or par value (the “Class B Shares”), at 5:00 p.m., Eastern Standard time, on [            ], 2012 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase Class A Shares. The Rights and Class A Shares are described in the prospectus dated [            ], 2012 (a copy of which accompanies this letter) (the “Prospectus”).1

In the Rights Offering, Birks is offering an aggregate of [        ] Class A Shares, as described in the Prospectus.

The Rights will expire without value, if not exercised prior to 5:00 p.m., Eastern Standard time, on [            ], 2012, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each Class A Share and Class B Share owned at 5:00 p.m., Eastern Standard time, on the Record Date. For every [    ] Rights you receive, you will be entitled to purchase one Class A Share (the “Basic Subscription Privilege”) at the cash price of US$[            ] per full share (the “Subscription Price”). For example, if you owned 100 Class A Shares as of 5:00 p.m., Eastern Standard time, on the Record Date, you would receive 100 Rights and would have the right to purchase [        ] Class A Shares (rounded down to [            ] shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the Class A Shares available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Class A Shares that are not purchased by holders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), not to exceed the number of Class A Shares available for you to purchase under your Basic Subscription Privilege, and subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Privilege based on the number of shares each person subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privileges have been fulfilled, whichever occurs earlier. The actual number of Class A Shares available for purchase pursuant to your Over-Subscription Privilege will depend upon whether you fully exercise your Basic Subscription Privilege and the number of Class A Shares purchased by our other shareholders pursuant to their Basic Subscription Privileges, but in no event will that number exceed the number of Class A Shares available for purchase under your Basic Subscription Privilege.

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Canadian-resident shareholders have also received a Canadian Offering Memorandum which contains additional information pertinent to their investment decision and which they are urged to carefully review.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege prior to the Expiration Time. Because Birks will not know the total number of Unsubscribed Shares prior to the Expiration Time, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Class A Shares available to you, assuming that no shareholder other than you has purchased any Class A Shares pursuant to the Basic Subscription Privilege and Over-Subscription Privilege. Birks will eliminate fractional Class A Shares resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by Computershare Trust Company, N.A. (the “Subscription Agent) will be returned, without interest and penalty, as soon as practicable.

Birks can provide no assurances that you will actually be entitled to purchase the number of Class A Shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. Birks will not be able to satisfy your exercise of the Over-Subscription Privilege if all of its shareholders exercise their Basic Subscription Privileges in full, and Birks will only honor an Over-Subscription Privilege to the extent sufficient Class A Shares are available following the exercise of subscription rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest and penalty, as soon as practicable. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege; you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee and will cease to have value.

If you are a beneficial owner of Class A Shares or Class B Shares on the Record Date or will receive your Rights through a broker, custodian bank or other nominee, Birks will ask your broker, custodian bank or other nominee to notify you of the Rights Offering.

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instructions as to Use of Birks & Mayors Inc. Rights Certificates; and

4. A return envelope addressed to Computershare Trust Company, N.A., the Subscription Agent.

To exercise the Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each Class A Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights, even if the Rights Offering is extended by Birks’ board of directors or a committee designated by the board of directors. Rights not exercised prior to the Expiration Time will expire without value.

Additional copies of the enclosed materials may be obtained from our information agent, Georgeson Inc., toll-free at [(    )             ] or , if you are a bank or broker, [(212) 440-9800]. Any questions or requests for assistance concerning the rights offering should be directed to our information agent.

Very truly yours,

Birks & Mayors Inc.

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